Members Mobile

Members Mobile (MM) is a pioneering Mobile Virtual Network Operator (MVNO) offering exclusive 4G/5G services to U.S. credit union members, promoting financial wellness through exceptional value and enhanced loyalty rewards.


MEMBERS
MOBILE
A NEXT-GENERATION
Mobile And Financial Experience
For Credit Union Members

Invest

$250 minimum investment

DEADLINE: June 8, 2024

in 2 months

SHARE PRICE
$12.50

TOTAL RAISED
$44,850

VALUATION
$17,937,500

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Invest in Members Mobile: where innovation meets compassion. With our mobile phone service, credit union members save big—over $540 annually for 43%! Join us to empower individuals and strengthen communities.

Invest in Members Mobile: Transforming mobile and financial services for credit unions. Join us to revolutionize savings, empower individuals, and build stronger communities together.

This is a very sizable business opportunity even with moderate commercial success assumptions. There are more than 130 million Credit Union members in the United States. Using the Monthly ARPU (from research completed by Statista 2024) of $35 per month, less than 2% penetration (approx. 2.5 million) of the CU members represents in excess of $1 billion of annual revenue.

Members Mobile offers a unique investment opportunity in mobile and financial services exclusively for credit union members. With our innovative approach, we provide high-quality mobile phone services at lower costs, helping credit unions engage members and improve their financial well-being. By investing in Members Mobile, you're tapping into a growing market while supporting a service that benefits both credit unions and their members.

SUCCESS TO DATE

Members Mobile Has Achieved Significant Milestones Since Inception:

Assembled a World-Class Team: MM has attracted a **top-notch leadership team** that has launched and operated dozens of successful MVNOs around the world in addition to several successful exits in the Telecom industry. The team also has strong ties within the Credit Union Industry.

Credit Union Relationships: Five credit unions representing, collectively, more than 500,000 members have already signed LOIs (Letters Of Intent) **to participate in the Members Mobile launch.** And five more are on deck with a growing pipeline. MM has established a CU Service Organization (CUSO) which allows CUs to invest in MM and one of the five CUs has invested to date.

MVNO License: Members Mobile is in the process of obtaining approval for the FCC License required to operate as a domestic MVNO in the United States. Members Mobile does however hold blanket domestic Section 214 authority through its registration with the FCC and Universal Service Administrative Company (USAC).

MVNO Contract: Members Mobile has access to a Wholesale Access Network Agreement through one of the US leading Mobile Carriers in advantageous terms, including a deep tech integration model that gives MM substantial control of the mobile experience and proposition. Carriers are extremely selective with MVNO partners they bring onboard. The team has decades of experience and expertise to negotiate and evolve this contract.

Secured one of the best Digital Technology Platforms: Agreement signed with I-NEW, one of the world's leading MVNE platform, that secures MM's Technology platform in unique terms and with a unique set of functionality and service quality levels.

Top Advisory Board in place, comprising a select group of Credit Union Professionals to provide guidance and unparalleled access to CU industry connections.

The Capital raise for Service Launch is getting traction:*$700,000 USD has already been raised including from Credit Union Investors – further reinforcing the CU business model!* With the next tranche of Capital, Member's Mobile expects to kick-off the Mobile service launch project across the entire United States with the first five partner Credit Unions.

In Summary, We Believe Members Mobile Presents Numerous Key Success Factors:

Ideal Timing – The MVNO market, CU context and socio-economic situation are all very favorable to the launch of Members Mobile

Sizeable Opportunity – This is a very sizeable business opportunity even with moderate commercial success assumptions. There are more than 130 million Credit Union members in the United States. Using the Monthly ARPU (from research completed by Statista 2024) of $35 per month, less than 2% penetration (approx. 2.5 million) of the CU members represents in excess of **$1 billion of annual revenue.**

The Right Team and Resources – Members Mobile has all the **ingredients to succeed**:

- an unparalleled execution team experience with many MVNOs launched worldwide (many among the most successful globally)
- Ready-To-Go Advanced Technical Platform with minimal investment required
- Large CU member base (one of the largest collective communities in the USA) and its Go-To-Market capability
- The right Credit Union (CU) and Credit Union Service Organization (CUSO) partners.

State-of-the-Art MNO/carrier network wholesale agreement and deep technology integration model

A differential consumer proposition integrating fintech applications and mobile telephony.

PROBLEM

PROBLEMS FOR THE CREDIT UNIONS (CUs) IN THE DIGITAL ERA:

Credit Unions (CUs) are struggling to attract and expand younger membership through digital channels, AND to offer impactful financial wellness products that save members money while adding relationship value.

With an aging membership base, CUs need to attract and engage with younger members. **But Gen Z and millennials are demanding a digital experience**:

- Just 26% of Generation Z and 14% of millennials use credit unions.
- Only 12% of Gen Z and 21% of millennials are willing to open a Bank account in person, far lower than the 58% of members over the age of 55 who are still willing to go into a branch.
- 78% of millennials and Gen Zers say they prefer the mobile app over a desktop experience
- 60% of Gen Z and millennials say they would leave a bank or credit union for one that offered a better mobile application, compared to 22% of those over the age of 55

We believe Members Mobile is the ultimate acquisition, engagement and loyalty tool to revolutionize the Credit Union Industry in the years to come.


US Mobile Users
Are Not Satisfied
48%
say their phone plan is overpriced
38%
say they plan to switch in the next year
Stats taken from a survey provided by Whistleout

AND PROBLEMS FOR CREDIT UNION (CU) MEMBERS:

With rising interest rates and inflation, and an increasingly complex and uncertain world, CU members are s**truggling with their financial well-being, starting with paying their mobile services bills.** According to statistics from a survey provided by Whistleout:

- Nearly half of Americans think they pay too much for their phone plan.
- Nearly 38% say they plan to seek an alternative.
- Both factors are compounded for financially stressed CU members.

In a digital and hyperconnected world, no one can forego their Smartphone and mobile subscription. So… **Members Mobile (MM) to the Rescue!**

SOLUTION

Discover Members Mobile: Revolutionizing Mobile and Fintech for Credit Union Members

We believe Members Mobile is at the forefront of merging mobile and financial technology, uniquely positioned as a US Mobile Virtual Network Operator (MVNO) dedicated to serving credit union members. Imagine a service that combines the best of Consumer Cellular or Mint Mobile with tailored financial solutions.


Comprehensive Mobile
Smartphone Plan
you can get through your credit union.
MEMBERS
MOBILE

WHY MEMBERS MOBILE STANDS OUT

Unmatched Value and Savings: Members Mobile offers credit union members significant savings on mobile services, a critical advantage in the current economic landscape.

Tailored Plans and Financing: Our easy-to-understand plans are coupled with the best smartphone financing options, bringing affordability and access to superior technology.

Exclusive Credit Union Benefits: Members gain more than just mobile services; they get a package of financial products and opportunities, deepening their financial well-being.

Local Connection and Fintech Integration: Our regional marketing strategy fosters community engagement, while our fintech integrations offer advanced financial **services right alongside mobile offerings.**

Digital Financial Wellness Hub: We provide a platform for members to enhance their financial knowledge and savings, promoting long-term financial health.

GROWTH FOR CREDIT UNIONS

Members Mobile aims to empower Credit Unions to efficiently acquire and engage members, reducing costs and offering meaningful monthly savings. We believe our integration of smartphones and fintech applications can be a game-changer for member attraction and retention.

ADVANCED TECHNOLOGY INFRASTRUCTURE

Robust MVNO Model: Leveraging the network of a leading US carrier.

Innovative Platform by I-NEW: We aim to utilize a world-class technology platform offering a one-stop-shop for digital deployment, dynamic service control, and scalability to millions of users.

Exceptional Digital Customer Service: Our platform ensures a seamless and responsive user experience with comprehensive interaction tracking.

In summary, Members Mobile is not just a mobile network provider; it's a transformative force in the credit union sector, combining cost-effective mobile services with fintech innovation. We believe our strategic approach and cutting-edge technology make us an ideal investment for those looking to impact the future of mobile and fintech integration.


Members Mobile to the Rescue
WHY
MEMBER FINANCIAL SUCCESS
Members Mobile helps CUs help more members achieve Financial Wellness
By increasing current member loyalty and bringing new younger members
WHAT
Affordable mobile service combined with effective content and financial data to help members cut costs and grow savings.
CORE VALUES
Simplicity
Transparency
Community
Financial Wellness for All

BUSINESS MODEL

WE BELIEVE MEMBERS MOBILE IS TOMORROW'S MOBILE x FINTECH SOLUTION

Members Mobile is a US Mobile Virtual Network Operator (MVNO) – think Consumer Cellular or Mint Mobile– and one of the first and only wireless service provider exclusively for credit union members. **This Business Model has been validated for two decades through many MVNOs across all geographies and segments.** The model has also proven successful in acquiring younger members back to Virgin Mobile, Boost Mobile and more recently Mint Mobile.

Now, **we transcend the traditional mobile phone service industry by providing credit union members with better value and loyalty-based mobile solutions.**

We also **partner directly with CUs to deliver an exclusive member engagement platform integrated with the full-service fintech** and financial wellness experience needed to retain and attract members in the modern digital age. Historically, CUs relied upon members physically coming into the CU; whereas, going forward, CUs need to establish meaningful digital memberships independent of physical branches.

Tomorrow's Mobile x Fintech Solution

National 5G mobile service provider

First and only mobile service exclusively for credit union members

Partnering with Fintech CUs to deliver financial wellness experience

Platform to increase loyalty and attract members in the modern age



MEMBERS MOBILE (MM) HAS A PROVEN AND COMPELLING BUSINESS MODEL:

- MM is one single national brand supporting all Credit Unions across the US.
- Simple S-M-L subscription plans, offered at $20/month, $30/month and $40/month, respectively.
- MM gets commissions for each new member brought to the Credit Union.
- MM gets Smartphone sales revenue, and plans to offer a curated portfolio of financed devices (with Credit Union lines of credit) in unique terms.
- MM plans to also get recurrent monthly commissions from the CU financial products integrated and sold within MM's subscriber base.
- Proven margins: Platform and marketing fees recouped through subscriber growth, retention, and low churn. The business model drivers are predictable and well-known.

A POSITIVE FEEDBACK LOOP BETWEEN MM AND CU BUSINESS MODELS

- ***CUs earn commissions*** for each member onboarded to Members Mobile
- ***New revenue streams for Credit Unions*** – smartphone financing interest income and e-wallet credit lines
- ***MM earns commissions from CU*** for each new member more than offsetting cost of acquisition of a new subscriber - traditional CU member acquisition costs are 2 - 4x higher than the mobile acquisition costs
- ***Increased Members loyalty and financial products adoption*** radically improves CUs core financial business parameters.
- ***Convergence between fintech and mobility*** as most fintech offers rely on digital engagement using the smartphone.

HOW DOES MM PLAN TO SELL MOBILE SUBSCRIPTIONS?

Members Mobile plans to target credit union members leveraging a variety of sales channels:

- Outbound sales through MM and CUs contact centers, text, call, etc.
- Direct and Digital marketing campaigns (Geotargeting, email, direct mailing, others)
- Regionalized MM/CU events — power of local events, concerts, booths and community presence.
- Strategic distribution and retail partnership agreements.
- Leverage Credit unions' physical points of presence.
- Members Mobile online sales portal.
- CU Safe program.
- MM's Smartphone and mobile services is the "New Toaster" for CU members.

ADDRESSABLE MARKET

Members Mobile proposition directly caters to the +140 Million Credit Union members currently existing in the United States (Credit Union National Association). There are **approximately 5,000 Federal Credit Unions in the United States**, with an average of +475 million USD in assets managed per Credit Union. According to statistics from the **Credit Union National Association (CUNA), Credit Unions provided approximately $20 billion in direct financial benefits** to the approximate 140 Million Credit Union Members.

WORLD-CLASS MANAGEMENT TEAM

The ***Leadership team brings an intimate knowledge of the Telecom and Mobile industry***, particularly MVNOs, as well as Mobile Operators' Marketing and Digital Technology Platforms, having ***designed, launched, developed, and grown several of the most successful Mobile operators*** and brands in the world to millions of subscribers and very successful exits.

Additionally, the Team has ***strong ties within the Credit Union Industry*** and is supported by a select group of unparalleled Credit Union Professionals who are active members of the Company's Advisory board.



Gary Brandt

Co-founder & Executive Chairman

As a visionary founder and CEO, successfully built and sold TEN DIGIT Communications, a patented intelligent messaging platform designed to provide business phone lines with advanced smartphone functionality. In addition to being an experienced and successful entrepreneur – he brings decades of international and C-suite experience in both public and private companies demonstrating depth in strategy, finance and operations, along with established relationships with the US Sales and Marketing Ecosystem.



Luis Jimenez-Tunon

Co-founder & CEO

Former CEO of Vodafone's Enabling company and former Head of Vodafone's Group Wholesale & MVNOs business based in Europe. With his international telecom pedigree and top-notch leadership experience, he brings one of the most impressive wholesale & MVNO business track records in the global market. Trained in Silicon Valley, he is a Stanford University Alumnus and has served as a Board Director in public companies including Nasdaq's listing where he drove a +600Meur Nasdaq IPO.



Peter Nussbaumer

Co-founder & CTO/COO

Peter brings his established relationships on the Network and Technology platform side, as well as extensive operational experience and global product development credibility. He was the founder of one of the world's leading MVNE company, I-NEW, which he successfully sold a few years ago. He has launched and operated many successful MVNOs worldwide.



Joel Kades

Chief Marketing Officer (CMO)

Experienced marketing and growth leader building brands and disrupting categories through insights, ideas, and innovation gained as Chief Marketing Officer (CMO) of the successful Virgin Mobile Latin America and VP of Commercial Strategy & marketing for Republic Wireless in the US, among others.



Jos von Nieuwburg

VP Smartphone Portfolio & Business Operations

Executive Sales Leader with 20 years of proven success in the telecommunications industry, particularly around sales operations and handset partnerships. Former Wholesale Executive at Sprint and sales Director of EcoRenew Group, a leading company providing refurbished handsets solutions.



Rick "Nifty" Middleton

VP and Brand Ambassador

Former Boston Bruins captain, NHL Sport Legend & Brand ambassador- with an unparalleled reputation and expertise in Sales, Promotion, and Brand building.



Thomas Jannsen, CPA

VP Finance and Treasurer

Financial Executive with years of leadership experience as a CPA, Corporate Officer in both private and public companies. Strong growth-oriented finance and operations experience with a proven record of developing and implementing systems for growing enterprises. Most recently served as CFO of a solar energy firm.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$217,285	17.6%
Marketing	$176,100	14.3%
Technical Development Costs	$315,100	25.5%
Legal Costs	$90,000	7.3%
Network, Platform & Licensing	$376,000	30.4%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Class A-3 Common Stock, under registration exemption 4(a)(6), in Members Mobile Inc.. This offering must raise at least $10,000 by June 8, 2024 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Members Mobile may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,533,800 shares
× $12.50 per share

$19,172,500 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 11, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Apr 4, 2024 • New Invitation From Members Mobile! Save the...

Mar 29, 2024 • New Invitation From Members Mobile! Save the...

Mar 25, 2024 • Get ready to upgrade your portfolio with an...

Mar 22, 2024 • We're thrilled to announce the launch of our...

Mar 11, 2024 • Primary offering of 98,800 shares at $12.50

Mar 11, 2024 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post